UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 19, 2022

PTC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Seaport Boulevard, Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

(781) 370-5000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $.01 par value per share	PTC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On April 19, 2022, PTC Inc. agreed to acquire, through PTC (SSI) Designated Activity Company, a subsidiary of PTC registered in Ireland (“PTC (SSI)”), all shares of Intland Software GmbH, a German limited liability company (“Intland Software”), and Eger Invest GmbH, a German limited liability company (“Eger Invest”), pursuant to a Share Sale and Purchase Agreement (the “SPA”).  Intland Software develops and markets the Codebeamer Application Lifecycle Management (ALM) family of software products, including a next-generation, cloud-ready, fully integrated offering. The SPA, entered into by and among (i) PTC (SSI), (ii) Intland Software, (iii) Eger Invest, (iv) Janos Rezso Koppány, (v) Zsolt Koppány, (vi) Szabolcs Koppány, (vii) Eger Software Holding UG (haftungsbeschränkt) & Co. KG, a German partnership (the parties under (iv) through (vii) jointly the “Sellers”), provides that the Sellers will sell all shares in Intland Software and Eger Invest to PTC (SSI) (the “Transaction”). The cash purchase price of the Transaction payable to Sellers at closing will be approximately $280,000,000, as adjusted for cash, net debt, working capital deviation from normalized working capital and certain transaction expenses, each as set forth in the SPA. PTC expects to draw on its credit facility to fund the acquisition price.

Consummation of the Transaction is subject to the satisfaction or waiver of specified closing conditions listed in the SPA, primarily relating to the change of the fiscal year of Eger Invest.  The parties expect that the Transaction will close in the third quarter of PTC’s 2022 fiscal year.

The SPA provides for representations and warranties and covenants subject to certain limitations and qualifications customary for this type of transaction. The warranties relating to the business operations are covered by a W&I insurance policy with a coverage of EUR50 million without any further recourse against the Sellers. The Sellers have assumed personal liability for customary fundamental warranties, tax warranties and certain specific indemnities as described in the SPA.

The foregoing summary of the principal terms of the SPA does not purport to be complete and is qualified in its entirety by reference to the full copy of the SPA filed as Exhibit 10.1 hereto and incorporated herein by reference. This summary and the copy of the SPA are intended to provide information regarding the terms of the SPA and are not intended to modify or supplement any factual disclosures about PTC, PTC (SSI), Intland Software, Eger Invest, or the Sellers in public reports filed with the Securities and Exchange Commission (“SEC”). In particular, the SPA and this summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to any party to the SPA. The SPA includes representations, warranties, and covenants of PTC (SSI) and the Sellers made solely for the benefit of the parties to the SPA. The assertions embodied in those representations and warranties were made solely for purposes of the SPA and may be subject to important qualifications and limitations agreed to by the parties to the SPA in connection with the negotiated terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to PTC’s filings with the SEC or may have been used for purposes of allocating risk among the parties to the SPA rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of PTC (SSI), the Sellers, Intland Software, Eger Invest or any of their respective subsidiaries or affiliates.

The statements above regarding PTC’s expectations regarding the closing of the transaction and the source of funds to complete the transaction are forward-looking statements that involve risks and uncertainties that could actual results to differ materially from those projected, including that the closing conditions may not be satisfied when or as we expect or may be waived, that we may be unable to draw on our existing credit facility to fund the purchase price, and other risks and uncertainties described in PTC’s filings with U.S. Securities and Exchange Commission, including PTC's most recent periodic reports on Form 10-K and 10-Q.

Section 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

*1.1

Share Sale and Purchase Agreement dated as of April 19, 2022, by and among PTC (SSI), Intland Software GmbH, Eger Invest GmbH, Janos Rezso Koppány, Zsolt Koppány, Szabolcs Koppány and Eger Software Holding UG (haftungsbeschränkt) & Co. KG.

104Cover Page Interactive Data File (embedded within the Inline XBRL document).

* All schedules to the SPA have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: April 20, 2022	By:	/s/Catherine Gorecki
Catherine Gorecki
Senior Vice President, Corporate & Securities Counsel & Assistant Secretary